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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Talend S.A.

        We consent to the incorporation by reference in the Amendment No 1 to the registration statement on Form F-3 of Talend S.A. of our report dated March 6, 2017, with respect to the consolidated statements of financial position of Talend S.A. as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 20-F of Talend S.A..

Paris La Défense, France
October 13, 2017
KPMG S.A.

/s/ GRÉGOIRE MENOU	/s/ JACQUES PIERRE
Grégoire Menou	Jacques Pierre
Partner	Partner

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM